Exhibit 99.1

FOR IMMEDIATE RELEASE

WMS REPORTS FISCAL SECOND QUARTER REVENUE OF $200 MILLION AND

DILUTED EPS OF $0.46, INCLUSIVE OF A $0.02 PRIOR-PERIOD BENEFIT FROM

THE RETROACTIVE REINSTATEMENT OF THE FEDERAL R & D TAX CREDIT

- Product Sales Gross Margin Rises 170 Basis Points on Quarterly Sequential Basis -

- Reiterates Fiscal 2011 Revenue Guidance Range of $830-to-$850 Million

and Revises Annual Operating Margin Guidance to 20.5%-to-21.0%-

- Initiates Fiscal 2011 Third Quarter Revenue Guidance of $209-to-$215 Million -

Waukegan, Ill. - January 25, 2011 - WMS Industries Inc. (NYSE:WMS), a leader in the design, manufacture and distribution of games and gaming machines to the global gaming industry, today reported results for its fiscal second quarter ended December 31, 2010. In addition, WMS reiterated its fiscal 2011 annual revenue guidance of $830-to-$850 million and revised its annual operating margin guidance to 20.5%-to-21.0% to reflect first-half fiscal 2011 results, lower contribution from gaming operations and the continuing impact from higher-than-anticipated, low-margin used gaming machine sales. WMS also initiated fiscal 2011 third quarter revenue guidance of $209-to-$215 million, a 6%-to-9% increase over the comparable quarter a year ago, with an expected operating margin of 20.5%-to-21.0%.

Fiscal 2011 Second Quarter Highlights:

•

Total revenues rose 6% to $199.9 million, driven by a 12% increase in product sales revenues to $127.2 million, reflecting global new unit shipments of 6,310 units, an 8% increase in the average selling price to $16,620 per unit reflecting strong customer demand for premium-featured Bluebird®2 and Bluebird xD™ gaming machines and higher sales of used gaming machines.

•

Product sales gross margin improved 170 basis points on a quarterly sequential basis to 50.4%, reflecting continuous improvement initiatives and initial success with supply chain efforts to reduce the cost structure of the Bluebird xD cabinet following its commercial launch in June 2010, partially offset by an unfavorable sales mix of higher revenues from low-margin used gaming machines and lower revenues from higher-margin game conversion kit sales.

•

Gaming operations revenues were $72.7 million, reflecting average daily revenue of $74.39 and an average installed participation base of 10,147 units, which grew late in the quarter to 10,174 units at December 31, 2010 reflecting the impact from the timing of new product introductions and installations.

•	Research and development spending, as planned, increased $4.2 million to support investment in and commercialization of new Networked Gaming applications and systems.

•

Net income was $27.0 million, or $0.46 per diluted share, inclusive of a $0.02 per diluted share prior-period benefit due to the retroactive reinstatement of the U.S. Federal Research and Development tax credit to January 1, 2010.

•	Net cash provided by operating activities for the six months ended December 31, 2010 increased 18% year over year to $44.5 million.

“WMS’ revenue gains were again driven by strong global demand for our Bluebird2 and new Bluebird xD premium gaming machines,” said Brian R. Gamache, Chairman and Chief Executive Officer. “In addition, reflecting our dedicated company-wide attention to continuous improvement, including the implementation of strategic supply chain efficiencies, we began to achieve the

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WMS Reports Fiscal Second Quarter Results, 1/25/2011	page 2

expected reduction in the cost structure of our Bluebird xD gaming machine, our newest, high-demand product, which resulted in quarterly sequential growth in our product sales gross margin. WMS’ talented and creative worldwide workforce continues to offset the challenges of the difficult, but improving, industry environment by developing player-appealing products that continue to drive strong ship share and steady revenue growth. Reflecting these factors and further operating execution improvements, we are well positioned to maintain our pace of continued progress and profitable growth in the second half of fiscal 2011 and beyond.”

Gamache added, “Reflecting our first-half fiscal 2011 performance and the ongoing worldwide demand for our premium Bluebird xD and Bluebird2 cabinets, we are reaffirming our fiscal 2011 revenue guidance of $830 million to $850 million. With our broad portfolio of high-earning, player-appealing products and highly anticipated next-generation platform innovations that deliver exciting new game experiences for players and consistent, sustainable returns for casino operators, WMS is uniquely positioned to grow our ship share, expand our participation installed base and drive greater yields from our gaming operations business. In addition, by maintaining our disciplined focus on enhancing operational execution, we expect to continue to elevate Bluebird xD margins on a quarterly sequential basis throughout the remainder of fiscal 2011, which will drive an improvement in operating margin, and lead to strong momentum as we enter fiscal 2012.”

Fiscal Second Quarter and 2011 Financial Review

The following table summarizes key components related to revenue generation for the three and six months ended December 31, 2010, and 2009 (dollars in millions, except unit, per unit and per day data):

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009
Product Sales Revenues:
New unit sales revenues	$104.9	$98.7	$193.0	$171.8
Other product sales revenues	22.3	14.4	45.4	30.1

Total product sales revenues	$127.2	$113.1	$238.4	$201.9

New units sold	6,310	6,399	11,648	11,250
Average sales price per new unit	$16,620	$15,428	$16,567	$15,270
Gross profit on product sales revenues (1)	$64.1	$57.6	$118.2	$104.6
Gross margin on product sales revenues (1)	50.4%	50.9%	49.6%	51.8%

(1)	As used herein, gross profit and gross margin do not include depreciation and distribution expenses.

Table continued on following page

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WMS Reports Fiscal Second Quarter Results, 1/25/2011	page 3

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009
Gaming Operations Revenues:
Participation revenues	$69.4	$71.7	$142.3	$144.4
Other gaming operations revenues	3.3	4.1	6.7	7.9

Total gaming operations revenues	$72.7	$75.8	$149.0	$152.3

Installed Participation Base, with Revenues based on:
Percentage of coin-in units at period end (2)	3,755	3,489	3,755	3,489
Percentage of net win units at period end (2)	3,282	3,526	3,282	3,526
Daily lease rate units at period end (2)	3,137	3,370	3,137	3,370

Total installed participation base units at period end	10,174	10,385	10,174	10,385

Average installed participation base units	10,147	10,357	10,263	10,297
Average revenue per day per participation unit	$74.39	$75.23	$75.38	$76.23
Installed casino-owned daily fee units at period end	402	414	402	414
Average casino-owned daily fee unit installed base	394	395	391	428

Gross profit on gaming operations revenues (1)	$57.1	$60.5	$118.9	$122.8
Gross margin on gaming operations revenues (1)	78.5%	79.8%	79.8%	80.6%
Total revenues	$199.9	$188.9	$387.4	$354.2

Total gross profit (1)	$121.2	$118.1	$237.1	$227.4

Total gross margin (1)	60.6%	62.5%	61.2%	64.2%

(1)	As used herein, gross profit and gross margin do not include depreciation and distribution expenses.
(2)

Beginning in fiscal 2011, WMS modified its installed participation base categories from prior years to show the breakout of these gaming machines based on the revenue models that generate the lease payments. The prior year presentation has been changed to reflect the current categories.

Total product sales revenues for the December 2010 quarter rose 12% to $127.2 million compared with the year-ago quarter. Global new unit shipments of 6,310 declined 1%, as a 22% increase in international units was more than offset by lower unit shipments to new casino openings and expansions in the U.S. and Canada. New unit shipments in the U.S. and Canada in the December 2010 quarter totaled 3,921 units, reflecting a 500-unit decline in shipments to new casino openings and expansions on a year-over-year basis while replacement market shipments were essentially flat at 3,200 gaming machines. International product shipments of 2,389 units represented 38% of total global shipments compared with 31% in the year ago period. Growth in Mexico and Australia, coupled with modest growth in Asia and Latin America, more than offset lower shipments to Europe, which remains impacted by the challenging economic environment.

The average sales price for new units was 8% higher than a year ago at $16,620, primarily reflecting a product sales mix that benefited from 23% of shipments being premium-featured, higher-priced Bluebird xD units. Bluebird2 and Bluebird xD units represented 96% of total global new unit sales in the December 2010 quarter, compared to 82% in the December 2009 quarter and 90% in the September 2010 quarter, driven by the ongoing strong customer preference for these premium-featured platforms. Mechanical reel products were 25% of global new unit shipments in the December 2010 quarter.

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WMS Reports Fiscal Second Quarter Results, 1/25/2011	page 4

Other product sales revenues rose $7.9 million, or 55%, over the year-ago period, driven by significantly higher revenues from low-margin used gaming machines sales while revenues from higher-margin hardware and game conversion kit sales declined year over year. Approximately 3,100 used gaming machines were sold in the December 2010 quarter at lower prices, reflecting both a greater year-over-year impact from trade-ins of lower-value competitor units and an increase in used Bluebird gaming machine sales, compared with sales of approximately 2,200 used units in the prior-year quarter. Sales of approximately 2,000 hardware and game conversion kits in the December 2010 quarter compared to sales of 2,100 conversion kits in the year-ago quarter.

Gaming operations revenues were $72.7 million in the December 2010 quarter compared with $75.8 million in the year-ago period, reflecting the impact from the timing of new product introductions and installations. While the installed base at December 31, 2010 of 10,174 was higher than both the average installed base of 10,147 and the lowest point reached during the December 2010 quarter, the average footprint declined 2% from 10,357 participation units a year ago. Average daily revenue was $74.39, slightly lower than $75.23 in the year-ago quarter. On a quarterly sequential basis, the average daily revenue declined only slightly despite the seasonally slower December quarter compared with the September quarter. The higher period-end participation installed base over the quarterly average installed base primarily reflects the commercial launch late in the December quarter of the new THE GODFATHER® game in the percentage of net-win category and the new THE WIZARD OF OZ™—THE GREAT AND POWERFUL OZ™ Wide-area Progressive game in the percentage of coin-in category, as well the benefit from the continued roll-out of THE LORD OF THE RINGS™ game also in the percentage of coin-in category. Additional new products are scheduled to launch in the March 2011 quarter, including the first video THE PRICE IS RIGHT® game, YAHTZEE™ and new MONOPOLY ™ games which are expected to support growth in the installed base of participation units. Other gaming operations revenues reflect a slight decline in royalty income as a result of WMS’ direct entry into markets previously served through content licenses to third parties.

Total gross profit, excluding depreciation and distribution expense as used herein, increased 3% to $121.2 million for the December 2010 quarter from $118.1 million a year-ago. Total gross margin was 60.6% compared with 62.5% in the year ago period, primarily reflecting the lower sales mix of higher-margin gaming operations revenues in the period, as well as slightly lower product sales margin and gaming operations margin compared with the prior year. The mix of product sales revenues to gaming operations revenues was 64%/36% in the December 2010 quarter compared to 60%/40% a year ago.

Product sales margin improved 170 basis points on a quarterly sequential basis, reflecting the initial improvements from strategies implemented to lower costs and improve the gross profit of the Bluebird xD cabinet following its commercial launch late in the June 2010 quarter. These initial benefits were partially offset by the unfavorable impact from greater-than-anticipated sales of lower-margin used gaming machines, along with lower sales of higher-margin game conversion kits. The impact from sales of used gaming machines reduced the product sale margin by 240 basis points, with the incremental increased volume in the December 2010 quarter accounting for about 100 basis points of the impact. Additional cost structure reductions and further supply chain improvements are expected to lead to higher Bluebird xD and overall product sales gross margins in subsequent quarters. Gaming operations gross margin was 78.5% in the December 2010 quarter compared with 79.8% a year ago, primarily reflecting the impact from unfavorable jackpot expense, higher licensing costs and the lower average daily revenue per unit compared with the prior year.

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WMS Reports Fiscal Second Quarter Results, 1/25/2011	page 5

The following table summarizes key components related to operating expenses and operating income for the three and six months ended December 31, 2010, and 2009 ($ in millions):

	Three Months Ended December 31,		Six Months Ended December 31,
Operating Expenses	2010	2009	2010	2009
Research and development	$30.1	$25.9	$58.8	$52.4
As a percentage of revenues	15.1%	13.7%	15.2%	14.8%
Selling and administrative	38.1	35.8	80.2	69.8
As a percentage of revenues	19.1%	19.0%	20.7%	19.7%
Depreciation	16.3	16.9	32.1	34.2
As a percentage of revenues	8.1%	8.9%	8.3%	9.7%

Total operating expenses	$84.5	$78.6	$171.1	$156.4

Operating expenses as a percentage of revenues	42.3%	41.6%	44.2%	44.2%

Operating income	$36.7	$39.5	$66.0	$71.0

Operating margin	18.4%	20.9%	17.0%	20.0%

Research and development expenses increased $4.2 million year-over-year and $1.4 million on a quarterly sequential basis to $30.1 million and were 15.1% of total revenues in the December 2010 quarter. The planned increase in R&D expenses reflects the expansion of product development activities to address favorable customer interest in new products, the Company’s commitment to develop innovative new technologies and unique entertainment gaming experiences and the strategic focus on expanding WMS’ portfolio of differentiated products to further increase market share.

Selling and administrative expenses in the December 2010 quarter rose $2.3 million from the prior-year period to $38.1 million, primarily reflecting higher payroll and other costs related to WMS’ ongoing global growth. Selling and administrative expenses at 19.1% of revenue were about flat with the year-ago period, with the increase in dollars spent reflecting the year-over-year impact of higher headcount during the last 12 months, including the increase in personnel to support the soft launch of the Company’s online gaming site in the United Kingdom that occurred in November 2010.

Depreciation expense of $16.3 million in the December 2010 quarter declined modestly year over year but increased slightly on a quarterly sequential basis reflecting the increased capital spending during the last six months over the comparable year-ago six-month period as the Company continues to transition its installed base of participation units to Bluebird2 and Bluebird xD units.

The effective tax rate for the December 2010 quarter was 31% compared with 34% a year ago, primarily due to the reinstatement of the U.S. Federal Research and Development Tax Credit legislation retroactive to January 1, 2010, which resulted in a $0.02 per diluted share benefit attributable to the January 1 through September 30, 2010 period. For the March and June 2011 quarters, WMS expects its tax rate to be in a range of 35% to 36%, inclusive of the Federal R&D tax credit and the increase in the Illinois corporate income tax rate that became effective January 1, 2011.

For the quarter ended December 31, 2010, net income was $27.0 million, or $0.46 per diluted share, compared with $26.5 million or $0.44 per diluted share in the December 2009 quarter.

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WMS Reports Fiscal Second Quarter Results, 1/25/2011	page 6

Cash flow provided by operating activities for the six months ended December 31, 2010 was $44.5 million, an 18% rise from $37.8 million in the comparable year-ago six-month period. The growth in cash flow primarily reflects the reduction in deferred income tax assets resulting from the Federal legislation to adopt bonus depreciation for certain assets placed in service in calendar 2010, the change in tax benefit from exercise of stock options as fewer options were exercised in fiscal 2011 and higher share-based compensation and other non-cash items, partially offset by lower depreciation, amortization and the impact of change in operating assets and liabilities.

Relative to the balance sheet at December 31, 2010, the increase in total receivables to $355 million relates to the growth in extended-payment term financing driven primarily by higher sales into new markets for WMS that have historically depended upon extended financings, particularly Mexico and New South Wales, Australia, along with steady demand from other global customers. Long-term notes receivable, net were $75.3 million at December 31, 2010, compared with $66.7 million at September 30, 2010. While total revenues increased $12.4 million on a quarterly sequential basis, inventory rose $3.9 million to $68.4 million at December 31, 2010.

Net cash used in investing activities for the six months ended December 31, 2010, increased by $18.5 million year-over-year primarily due to the deployment of $11.1 million of additional capital for additions to gaming operations equipment, a $5.3 million increase in investments to acquire or license intangible assets and a $2.1 million increase in capital expenditures for property, plant and equipment. Net cash used in financing activities increased by $56.0 million primarily due to $35.0 million in higher share repurchases, reflecting the $50.0 million of stock repurchases and $23.6 million lower benefit from stock option exercises year-over-year.

Adjusted EBITDA, a non-GAAP financial metric (see reconciliation to net income schedule at the end of this release), for the December 2010 quarter was $65.5 million compared with $68.8 million in the prior-year quarter and was $122.5 million for the first six months of fiscal 2011, inclusive of the $3.8 million costs incurred in the September 2010 quarter for the closure of WMS’ main facility in the Netherlands, compared with $129.4 million for the first six months of fiscal 2010.

Total cash, cash equivalents and restricted cash increased to $123.5 million at December 31, 2010, from $122.5 million at September 30, 2010.

Fiscal Third Quarter and 2011 Financial Outlook

WMS today initiated guidance for fiscal 2011 third quarter revenues of $209-to-$215 million, which represents growth of 6%-to-9% over the comparable prior-year quarter. This fiscal third quarter revenue guidance represents approximately 25%-to-26% of total fiscal 2011 revenue guidance, which is consistent with the range of third quarter revenue contributions for the last three fiscal years, as well as with the previously provided guidance for the progression of quarterly revenue growth during fiscal 2011. The March 2011 quarterly revenue guidance anticipates that domestic demand will reflect gaming operators’ restrained calendar 2011 capital budgets, as well as a continued lower number of new unit shipments to new casino openings and expansions in the period. The operating margin guidance for the March 2011 quarter of 20.5% to 21.0% reflects expected quarterly sequential improvements in product sales gross margin and operating costs declining as a percentage of revenues compared with the December 2010 quarter.

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WMS Reports Fiscal Second Quarter Results, 1/25/2011	page 7

Reflecting the Company’s results for the six months ended December 31, 2010 and future visibility, WMS also reiterated its fiscal 2011 full-year revenue guidance of $830-to-$850 million and revised its annual operating margin expectation to a range of 20.5%-to-21.0% from 22.5%-to-23.0%, based on results in the first half, inclusive of the 50-basis point annual impact from the closure of the Company’s main Netherlands facility in the September 2010 quarter, which was not contemplated in the Company’s original guidance, the lower contribution from gaming operations and the continued impact of higher-than-anticipated, low-margin used gaming machine sales.

The Company routinely reviews its guidance and may update it from time to time based on changes in the market and its operations.

WMS Industries Inc. is hosting a conference call and webcast at 4:30 PM EST today, Tuesday, January 25, 2011. The conference call numbers are 212/231-2911 or 415/226-5361. To access the live call on the Internet, log on to www.wms.com (select “Investor Relations”). Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wms.com.

Product names mentioned in this release are trademarks of WMS, except for the following:

MONOPOLY and YAHTZEE are trademarks of Hasbro. Used with permission. ©2011 Hasbro. All rights reserved.

THE GODFATHER® and © 2011 Paramount Pictures. All Rights Reserved.

THE LORD OF THE RINGS © 2011 New Line Productions, Inc. All rights reserved. The Lord of the Rings: The Fellowship of the Ring, The Lord of the Rings: The Two Towers, The Lord of the Rings: The Return of the King and the names of the characters, items, events and places therein are trademarks of The Saul Zaentz Company d/b/a Middle Earth Enterprises under license to New Line Productions, Inc.

THE PRICE IS RIGHT and all game elements are trademarks of FremantleMedia Operations BV. ©2011 FremantleMedia North America. All rights reserved.

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co. (11).

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, products and liquidity, including the statements set forth under the caption “Fiscal Third Quarter and 2011 Financial Outlook,” among others. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (2) a failure to obtain and maintain our gaming licenses and regulatory approvals; (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance; (4) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (5) a reduction in capital spending or interruption in payments by

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WMS Reports Fiscal Second Quarter Results, 1/25/2011	page 8

casino customers associated with business weakness or economic uncertainty that adversely affects our customers’ ability to make purchases or pay; (6) a reduction in play levels of our participation games by casino patrons, whether due to economic conditions or increased placements of competitive product; (7) inability of suppliers of key components to timely meet our requirements to fulfill customer orders; (8) failure of customers or players to adapt to the new technologies that we introduce in new product concepts; (9) a software anomaly or fraudulent manipulation of our gaming machines and software; (10) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies; (11) an infringement claim seeking to restrict our use of material technologies; and (12) the unfavorable outcome of any legal proceedings in which we may be involved from time to time. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” and “Legal Proceedings” in our Annual Report on Form 10-K for the year ended June 30, 2010 and our more recent reports filed with the Securities and Exchange Commission.

WMS is engaged in serving the gaming industry worldwide by designing, manufacturing and marketing games, video and mechanical reel-spinning gaming machines, video lottery terminals and in gaming operations, which consists of the placement of leased participation gaming machines in legal gaming venues. WMS is proactively addressing the next stage of casino gaming floor evolution with its WAGE-NET networked gaming solution, a suite of systems technologies and applications designed to increase customers’ revenue generating capabilities and operational efficiency. More information on WMS can be found at www.wms.com or visit the Company on Facebook, Twitter or YouTube.

CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	Jaffoni & Collins Incorporated
WMS Industries Inc	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

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WMS Reports Fiscal Second Quarter Results, 1/25/2011	page 9

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three and Six Months Ended December 31, 2010 and 2009

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009
REVENUES:
Product sales	$127.2	$113.1	$238.4	$201.9
Gaming operations	72.7	75.8	149.0	152.3

Total revenues	199.9	188.9	387.4	354.2

COSTS AND EXPENSES:
Cost of product sales (1)	63.1	55.5	120.2	97.3
Cost of gaming operations (1)	15.6	15.3	30.1	29.5
Research and development	30.1	25.9	58.8	52.4
Selling and administrative	38.1	35.8	80.2	69.8
Depreciation (1)	16.3	16.9	32.1	34.2

Total costs and expenses	163.2	149.4	321.4	283.2

OPERATING INCOME	36.7	39.5	66.0	71.0

Interest expense	(0.2)	(0.5)	(0.6)	(2.5)
Interest income and other income and expense, net	2.4	1.2	3.9	3.1

Income before income taxes	38.9	40.2	69.3	71.6
Provision for income taxes	11.9	13.7	22.8	25.3

NET INCOME	$27.0	$26.5	$46.5	$46.3

Earnings per share:
Basic	$0.47	$0.45	$0.80	$0.86

Diluted	$0.46	$0.44	$0.78	$0.77

Weighted-average common shares:
Basic common stock outstanding	57.8	58.3	58.0	54.2

Diluted common stock and common stock equivalents	59.1	60.6	59.3	60.4

(1) Cost of product sales and cost of gaming operations exclude the following amounts of depreciation, which are included in the depreciation line item:

Cost of product sales	$1.2	$1.0	$2.4	$2.1
Cost of gaming operations	$9.2	$11.2	$18.7	$23.0

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WMS Reports Fiscal Second Quarter Results, 1/25/2011	page 10

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

December 31, 2010 and June 30, 2010

(in millions of U.S. dollars and millions of shares)

	December 31, 2010	June 30, 2010
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$106.8	$166.7
Restricted cash and cash equivalents	16.7	17.9

Total cash, cash equivalents and restricted cash	123.5	184.6

Accounts and notes receivable, net of allowances of $3.4 and $3.1, respectively	279.7	274.5
Inventories	68.4	57.8
Other current assets	41.5	38.1

Total current assets	513.1	555.0

NON-CURRENT ASSETS:
Gaming operations equipment, net of accumulated depreciation of $257.6 and $247.2, respectively	74.4	64.7
Property, plant and equipment, net of accumulated depreciation of $108.0 and $95.4, respectively	169.4	189.8
Intangible assets, net	140.2	99.1
Deferred income tax assets	23.5	33.4
Other assets, net	89.4	65.0

Total non-current assets	496.9	452.0

TOTAL ASSETS	$1,010.0	$1,007.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$60.9	$63.4
Accrued compensation and related benefits	8.7	25.1
Other accrued liabilities	47.6	52.3

Total current liabilities	117.2	140.8

NON-CURRENT LIABILITIES:
Deferred income tax liabilities	21.0	20.1
Other non-current liabilities	12.3	12.2

Total non-current liabilities	33.3	32.3

Commitments, contingencies and indemnifications	—	—

STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (200.0 shares authorized and 59.7 shares issued)	29.8	29.8
Additional paid-in capital	435.7	435.5
Treasury stock, at cost (1.8 and 0.9 shares, respectively)	(60.7)	(34.3)
Retained earnings	455.5	409.0
Accumulated other comprehensive income	(0.8)	(6.1)

Total stockholders’ equity	859.5	833.9

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,010.0	$1,007.0

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WMS Reports Fiscal Second Quarter Results, 1/25/2011	page 11

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended December 31, 2010 and 2009

(in millions of U.S. dollars)

(unaudited)

	Six Months Ended December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$46.5	$46.3
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	32.1	34.2
Amortization of intangible and other assets	9.9	11.2
Share-based compensation	10.6	9.9
Other non-cash items	5.0	2.4
Deferred income taxes	10.9	0.4
Tax benefit from exercise of stock options	(6.5)	(12.1)
Change in operating assets and liabilities	(64.0)	(54.5)

Net cash provided by operating activities	44.5	37.8

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to gaming operations equipment	(30.9)	(19.8)
Purchase of property, plant and equipment	(29.2)	(27.1)
Payments to develop, license or acquire intangible and other assets	(11.1)	(5.8)

Net cash used in investing activities	(71.2)	(52.7)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received from exercise of stock options	9.6	27.6
Tax benefit from exercise of stock options	6.5	12.1
Purchase of treasury stock	(50.0)	(15.0)
Debt issuance costs	—	(1.7)
Other	—	(0.9)

Net cash (used in)/provided by financing activities	(33.9)	22.1

Effect of Exchange Rates on Cash and Cash Equivalents	0.7	0.1

INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	(59.9)	7.3

CASH AND CASH EQUIVALENTS, beginning of period	166.7	135.7

CASH AND CASH EQUIVALENTS, end of period	$106.8	$143.0

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WMS Reports Fiscal Second Quarter Results, 1/25/2011	page 12

WMS INDUSTRIES INC.

Supplemental Data – Earnings per Share

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009

Net income	$27.0	$26.5	$46.5	$46.3
After tax interest expense and amortization of issuance cost on convertible subordinated notes	—	—	—	0.5

Diluted earnings (numerator)	$27.0	$26.5	$46.5	$46.8

Basic weighted average common shares outstanding	57.8	58.3	58.0	54.2
Dilutive effect of stock options	1.0	1.2	1.0	1.2
Dilutive effect of restricted common stock and warrants	0.3	0.3	0.3	0.4
Dilutive effect of convertible subordinated notes	—	0.8	—	4.6

Diluted weighted average common stock and common stock equivalents (denominator)	59.1	60.6	59.3	60.4

Basic earnings per share of common stock	$0.47	$0.45	$0.80	$0.86

Diluted earnings per share of common stock and common stock equivalents	$0.46	$0.44	$0.78	$0.77

Supplemental Data – Reconciliation of Net Income to Adjusted EBITDA

(in millions of U.S. dollars)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009

Net income	$27.0	$26.5	$46.5	$46.3

Net income	$27.0	$26.5	$46.5	$46.3
Provision for income taxes	11.9	13.7	22.8	25.3
Interest expense	0.2	0.5	0.6	2.5
Depreciation	16.3	16.9	32.1	34.2
Amortization of intangible and other assets	4.6	6.0	9.9	11.2
Share-based compensation	5.5	5.2	10.6	9.9

Adjusted EBITDA	$65.5	$68.8	$122.5	$129.4

Adjusted EBITDA margin	32.8%	36.4%	31.6%	36.5%

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and share-based compensation) and Adjusted EBITDA margin are supplemental non-GAAP financial metrics used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA and Adjusted EBITDA margin provide additional useful information to investors regarding our ability to service debt and are commonly used financial analysis metrics for measuring and comparing gaming companies in areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA and Adjusted EBITDA margin should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with U.S. generally accepted accounting principles. All companies do not calculate Adjusted EBITDA and Adjusted EBITDA margin in necessarily the same manner, and WMS’ presentation may not be comparable to those presented by other companies.

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